Exhibit 10.78

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests and discontinued operations. Certain numbers may not add due to rounding.

Non-GAAP Net Income (Loss) & Diluted EPS Reconciliation: (1)

($, 000’s, except per share data)

	NET INCOME			EPS
	Twelve Months Ended Dec. 31,			Twelve Months Ended Dec. 31,
	2017	2016	% Change	2017	2016	% Change
GAAP net income (loss) & EPS from continuing operations attributable to Iconix (1)	(535,278)	(254,498)	-110%	$(9.47)	$(4.86)	-95%

Add:
non-cash interest related to ASC 470	16,943	22,398		$0.29	$0.43
gain on sale of Complex Media	(2,728)	(10,164)		$(0.05)	$(0.19)
gain on deconsolidation of JV	(3,772)	—		$(0.07)	$0.00
loss on extinguishment of debt	20,939	5,903		$0.37	$0.11
loss on termination of licenses	28,360	—		$0.50	$0.00
trademark & goodwill impairment	654,019	438,093		$11.45	$8.37
special charges	9,638	14,314		$0.17	$0.27
settlement w/ former CEO of unearned compensation	—	(7,263)		$0.00	$(0.14)
foreign currency translation gain/(loss)	3,072	(1,286)		$0.05	$(0.02)
Deduct:
Income taxes related to above	(237,006)	(121,537)		$(4.15)	$(2.32)
Valuation Allowance	89,210	—		$1.56	$0.00
Tax Rate Reduction due to tax reform	34,205	—		$0.60	$0.00
non-controlling interest	(32,616)	(17,284)		$(0.57)	$(0.33)
Accretion of redeemable non-controlling interest	—	—		$0.10	$0.00

Net Adjustments	580,264	323,174		$10.25	$6.17

Non-GAAP net income & EPS from continuing operations attributable to Iconix	44,986	68,676	-34%	$0.78	$1.31	-38%

2017 Free Cash Flow Reconciliation: (2)

($, 000’s)

	Three Months Ended Dec. 31,			Full Year
	2017	2016	% Change	2017	2016	% Change
Net cash provided by operating activities	$9,757	$68,859	-86%	$12,854	$134,840	-90%
Plus: Cash related to Disc Ops sale	—	—		36,272	—
Plus: Cash from sale of trademarks and related notes receivable	1,937	8,458		8,864	14,595
Plus: Cash from notes receivable from licensees	—	4,112		1,250	11,962
Plus: Cash from sale of Nick Graham	—	—		2,561	—
Plus: Cash from sale of equity interest in BBC Ice Cream	—	—		—	3,500
Plus: Cash from sale of Badgley Mischka	—	—		375	14,000
Plus: Cash from sale of Sharper Image	—	98,250		500	98,250
Plus: Cash from sale of equity interest in China	—	—		—	15,415
Less: Capital Expenditures	(41)	(674)		(870)	(1,518)
Less: Distributions to non-controlling interests	(1,341)	(4,695)		(5,191)	(14,016)

Free Cash Flow from operations	$10,312	$174,310	-94%	$56,615	$277,028	-80%

Forecasted Reconciliation of Net Income: (1)

($, 000’s)

	Year Ending
	Dec. 31, 2018
	Low	High
Forecasted GAAP Net Income	$6,700	$16,700

Adjustment for non-cash interest related to ASC 470, net of tax	8,000	8,000
Special charges, net of tax	6,000	6,000
Gain on sale of Investment	(700)	(700)

Net Adjustments	13,300	13,300

Forecasted Non-GAAP Net Income	$20,000	$30,000

Forecasted Reconciliation of Free Cash Flow: (2)

($, 000’s)

	Year Ending Dec. 31, 2018
	Low	High
Net cash provided by operating activities	$61,700	$79,200
Plus: Cash from sale of trademarks and notes receivable	2,800	5,300
Plus: Cash from notes receivable from licensees	2,500	2,500
Less: Capital Expenditures	(1,000)	(1,000)
Less: Distributions to non-controlling interests	(16,000)	(16,000)

Free Cash Flow Guidance	$50,000	$70,000

Adjusted Operating Income Reconciliation for the Twelve Months Ended Dec. 31: (3)

($, 000’s)

	GAAP		Impairment		Loss on Terminations		Gain on Sale of Trademarks and JV Deconsolidation		Income from Divested Brands		Adjusted Operating Income
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Women’s	(215,570)	62,565	301,502	31,478	2,000	—	—	—	—	381	87,932	94,424
Men’s	(144,779)	(132,574)	137,462	162,896	26,360	—	—	—	—	—	19,043	30,322
Home	(76,680)	(18,105)	101,951	49,993	—	—	—	—	—	(7,986)	25,271	23,902
International	(64,826)	(162,986)	96,256	193,725	—	—	—	—	—	—	31,430	30,739
Corporate	(62,796)	(21,720)	16,848	—	—	—	(4,647)	(38,104)	—	—	(50,595)	(59,824)

Total Op. Income	(564,651)	(272,820)	654,019	438,092	28,360	—	(4,647)	(38,104)	—	(7,605)	113,081	119,563

Adjusted Revenue by Segment	Year ended Dec. 31,
($, 000’s)	2017	2016*	% Change
Women’s	96,833	106,299	-9%
Men’s	39,780	48,635	-18%
Home	28,807	29,096	-1%
International	60,413	59,036	2%

Total Adjusted Revenue	225,833	243,066	-7%

Adjusted Revenue Reconciliation for the Twelve Months Ended Dec. 31, 2016:

($, 000’s)

	GAAP	Divested Brands	Adjusted Revenue
Women’s	106,527	(228)	106,299
Men’s	48,635	—	48,635
Home	38,370	(9,274)	29,096
International	61,611	(2,575)	59,036

Total Revenue	255,143	(12,077)	243,066

* Revenue is adjusted for revenue from Sharper Image, Badgley Mischka and the Southeast Asia joint venture.

(1)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash, non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC investigation, internal investigations, the previously disclosed class action and derivative litigations, and costs related to the transition of Iconix management, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are more reflective of the Company’s business purpose, operations and cash expenses.

(2)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.

(3)	Adjusted operating income, a non-GAAP financial measure represents operating income, less trademark, goodwill and investment impairment charges, loss on termination of licensees, gains on sales of trademarks and joint venture deconsolidations and income from divested brands. The Company believes this is a useful financial measure in evaluating its financial condition because it is more reflective of the Company’s business purpose, operations and cash expenses.